Exhibit 21.1
Subsidiaries of FS Investment Corporation II
Name of Subsidiary	State of Incorporation or Organization
Cobbs Creek LLC	Delaware
Cooper River LLC	Delaware
Darby Creek LLC	Delaware
FSIC II Investments, Inc.	Delaware
IC II Altus Investments, LLC	Delaware
IC II American Energy Investments, Inc.	Delaware
IC II Arches Investments, LLC	Delaware
IC II Northern Investments, LLC	Delaware
Wissahickon Creek, LLC	Delaware
Dunning Creek LLC	Delaware
Juniata River LLC	Delaware
Green Creek LLC	Delaware
Schuylkill River LLC	Delaware